Exhibit 99.1

                               ACCESS NEWS

Contact: Company                                   Contact: Investor Relations
Stephen B. Thompson                                       Donald C. Weinberger
Vice President & CFO                              Wolfe Axelrod Weinberger LLC
(214) 905-5100                                                  (212) 370-4500

                    ACCESS PHARMACEUTICALS RECEIVES NOTICE
                       FROM AMEX THAT ITS COMMON STOCK
                         IS SUBJECT TO BEING DELISTED
                          - Hearing To Be Requested -

DALLAS, TEXAS, December 16, 2005, ACCESS PHARMACEUTICALS,
INC. (AMEX:AKC) today announced that the Company received notice from the staff of the American Stock Exchange ("AMEX") indicating that the Company no longer complies with AMEX's continued listing standards due to losses from continuing operations and/or net losses in two of its most recent fiscal years with shareholders' equity of less than $2 million, as set forth in Section 1003(a)(i) of the AMEX "Company Guide"; due to losses from continuing operations and/or net losses in three of its most recent fiscal years with shareholders' equity of less than $4 million, as set forth in Section 1003(a)(ii) of the Company Guide; and due to losses from continuing operations and/or net losses in four of its most recent fiscal years with shareholders' equity of less than $6 million, as set forth in
Section 1003(a)(iii) of the Company Guide. The Company's common stock is subject to being delisted from AMEX.

The Company will appeal this determination and request a hearing before a committee of AMEX to maintain its AMEX listing. The Company expects the hearing to take place in January 2006. There can be no assurance that the Company's request for continued listing will be granted.

                                -More-
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Access Pharmaceuticals, Inc.
Page 2

Access Pharmaceuticals, Inc. is an emerging pharmaceutical company developing unique polymer linked cytotoxics for use in the treatment of cancer. Its lead product AP5346 is in Phase II clinical testing. The Company also has other advanced drug delivery technologies including vitamin-mediated targeted delivery and oral drug delivery.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including but not limited to statements made relating to our continued listing on the American Stock Exchange and our request for an oral hearing regarding our proposed delisting. These statements are subject to numerous risks, including but not limited to the risk that our appeal will not be successful and that we will be delisted from AMEX and other risks detailed in the Company's Annual
Report on Form 10-K for the year ended December 31, 2004, Quarterly
Report on Form 10-Q for the quarter ended September 30, 2005 and other reports filed by us with the Securities and Exchange Commission.

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